First Quarter Report - 2020

Dear Fellow Shareholders:
On behalf of all of us at Camden National Corporation, I hope you and your families are safe and healthy.
Our strategic approach to the COVID-19 pandemic is based on three major priorities. The first is the safety and health of our employees, customers and communities during this health crisis. Our second priority is easing, as best we can, financial hardships that our customers and employees face during this current period of difficulty and uncertain economic future. Our third priority is to fortify the financial foundation of our company, which we have taken significant steps towards achieving.
Health and safety of employees, customers and communities. Safeguarding the health of our employees, customers and communities is our highest priority, while simultaneously seeking to ensure that our customers have access to essential financial services. As the crisis unfolded, we activated our pandemic and business continuity plans and leveraged many of our strategic investments. Guided by our Pandemic Work Group, over a period of a few days, we shifted over half of our employees to work from home, allowing them both to carry out their jobs safely and to address personal challenges like childcare. Our retail banking team has done a remarkable job providing critical banking services through our drive-up windows, with lobby visits by appointment only, while strategically closing certain branches temporarily to maximize our staffing resources.
We understand our communities are also under significant stress during this time. In addition to our ongoing philanthropic efforts, including a $500,000 donation to Pen Bay Medical Center and Maine Medical Center announced in 2019, we have expanded our support to other organizations such as Finding Our Voices, which is devoted to helping domestic abuse victims, especially during this period of isolation and social distancing.
Financial support for customers and employees. Our primary business focus has shifted from growth to support over the past several weeks. As banking is an essential service in the community, our teams are providing not only financial guidance, but also emotional reassurance. Each day, we seek to help customers find solutions and navigate difficult times and to demonstrate our strength as a community bank.
We were one of the first Maine banks to announce loan payment deferral and late fee waiver programs. As a U.S. Small Business Administration (SBA) Preferred Lender, we are also a participant in the CARES Act relief programs, most notably the Paycheck Protection Program administered through the SBA. Our wave of applications has been met by a full team effort led by our commercial, credit underwriting and special asset teams.
Effective customer communication is essential during a crisis. Our Customer Care Center, which is now working remotely, has fielded more than double the amount of inquiries from customers throughout this crisis. Additionally, our retail, lending, wealth management and brokerage teams are servicing customers through phone, email and web conferencing capabilities.

Understanding that our employees are our greatest asset and that we have asked them to make many personal sacrifices, we have taken several actions to support them. First, on March 19, 2020, we announced that we would not have any layoffs as a result of the COVID-19 crisis for a period of 90 days, and that we would reassess our position thereafter. Secondly, we added $100,000 to our employee emergency relief fund to support employees and their families. Finally, we have provided pay premiums for those members of our team who are in customer-facing areas. Along with various other support mechanisms and strong leadership from our management team, the response of our employees during this crisis can be summarized in one word - Amazing.
Fortifying our financial condition. We have already seen the impact of this health crisis on our economy. Fortunately, we are entering the economic and financial fallout after having a record 2019 and a solid start to 2020. At March 31, 2020, we reported total capital of over $490 million, which resulted in a tangible common equity ratio of 8.78%, compared to 8.21% a year ago. Our total risk-based capital ratio at March 31, 2020, of 13.81% was down from 14.46% a year ago, due to a combination of loan growth of $134.3 million and shares repurchased under the buyback program of $26.5 million over this period. Effective March 20, 2020, we suspended our repurchase program for capital preservation purposes.
Asset quality through the first quarter of 2020 has not yet been affected by the crisis and was highlighted by non-performing assets to total assets of 0.23% as of March 31, 2020, compared to 0.33% a year ago. Despite entering this coming phase from a position of strength, our first quarter 2020 loan loss provision for the quarter was $1.0 million higher than the first quarter of 2019 because of the health crisis and its impact on the economy and our markets.
Earnings per diluted share of $0.89 during the first quarter of 2020 was down from $0.91 for the first quarter of 2019, due to higher operating costs and our increased loan loss provision. Our earnings capacity and capital position allowed us to declare a dividend of $0.33 per share, a 10% increase from the first quarter of 2019.
Building for the future. During the first quarter of 2020, we announced two significant additions to our executive team and a change in the previously announced retirement date of our Chief Operating and Financial Officer. Gregory A. White has joined Camden National Corporation as Executive Vice President and Chief Financial Officer, and William H. Martel has joined as Executive Vice President of Technology and Support Services. Greg White previously served as Executive Vice President, Chief Financial Officer and Treasurer of Farmington Bank in Connecticut and brings over 30 years of experience in the financial services industry. Bill Martel was most recently U.S. Head of Technology Operations for Santander Bank in Boston, Massachusetts and prior to that held several senior level technology positions with TD Bank. Both Greg and Bill will complement our existing executive leadership team.

First Quarter Report - 2020

We previously announced that Jennifer Mirabile was named Executive Vice President of Wealth Management. Jennifer joined Camden National over two years ago after serving in wealth management and private banking roles in other organizations.
Deborah Jordan, who previously announced her intent to retire on April 30, 2020, will stay on as Executive Vice President and Chief Operating Officer through early summer of 2020 to assist in the transition of Greg and Bill, as well as in our response to the COVID-19 crisis.
Stability through uncertainty. Since our founding in 1875, Camden National Bank, its employees, customers, communities and owners have weathered many crises and conflicts. Although our organization and communities have evolved over time, one important factor has remained the same: the dedication of our employees. I want to thank all of them for their willingness and passion to serve our constituents.

Be well,
Gregory A. Dufour
President and Chief Executive Officer

Financial Highlights (unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2020	2019
Earnings and Dividends
Net interest income	$31,826	$31,895
Provision for credit losses	1,775	744
Non-interest income	11,403	9,389
Non-interest expense	24,561	22,783
Income before taxes	16,893	17,757
Income taxes	3,400	3,484
Net income	$13,493	$14,273
Diluted earnings per share	$0.89	$0.91
Cash dividends declared per share	0.33	0.30
Performance Ratios
Return on average assets	1.21%	1.33%
Return on average equity	11.30%	13.13%
Net interest margin (fully-taxable equivalent)	3.08%	3.18%
Efficiency ratio[1]	56.45%	54.86%
Balance sheet (end of period)
Investments	$976,487	$936,859
Loans and loans held for sale	3,185,492	3,051,237
Allowance for loan losses	26,521	25,201
Total assets	4,594,539	4,421,189
Deposits	3,563,705	3,578,197
Shareholders' equity	492,680	453,718
Book Value per Share and Capital Ratios
Book value per share	$32.95	$29.16
Tangible book value per share[1]	26.39	22.81
Tangible common equity ratio[1]	8.78%	8.21%
Total risk-based capital ratio	13.81%	14.46%
Asset Quality
Allowance for loan losses to total loans	0.84%	0.83%
Net charge-offs to average loans (annualized)	0.05%	0.03%
Non-performing assets to total assets	0.23%	0.33%
1 This is a non-GAAP measure. A reconciliation of non-GAAP to GAAP financial measures can be found in the Company's earnings release dated and filed with the SEC on April 28, 2020.